UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 4, 2015

Juno Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36781	46-3656275
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

(Address of principal executive offices) (Zip code)

(206) 582-1600

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 8.01 Other Events.

In December 2013, Juno Therapeutics, Inc. ( “Juno”) entered into an agreement (the “St. Jude License Agreement”) with St. Jude Children’s Research Hospital (“St. Jude”) pursuant to which it (1) obtained control over, and is obliged to pursue and defend, St. Jude’s causes of action in a pending litigation in the Eastern District of Pennsylvania, Trustees of the University of Pennsylvania v. St. Jude Children’s Research Hospital, Civil Action No. 2:13-cv-01502-SD (the “Penn litigation”), in which Juno and St. Jude are each adverse to Trustees of the University of Pennsylvania (“Penn”) and Novartis Pharmaceuticals Corporation (“Novartis”), and (2) acquired an exclusive, worldwide, royalty-bearing license under certain patent rights owned by St. Jude, including U.S. Patent No. 8,399,645 (the “’645 Patent”), to develop, make, and commercialize licensed products and services for all therapeutic, diagnostic, preventative, and palliative uses. The Penn litigation concerns both the ’645 Patent and a contractual dispute between St. Jude and Penn.

Pursuant to the St. Jude License Agreement, Juno also obtained settlement authority in the Penn litigation, subject to St. Jude’s consent (not to be unreasonably withheld), and on April 4, 2015, Juno and St. Jude agreed to settle the litigation with Penn and Novartis. The litigation and the St. Jude License Agreement are described in greater detail in Juno’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2015.

In connection with such settlement, on April 4, 2015, Juno entered into a sublicense agreement (the “Penn/Novartis Sublicense Agreement”) with Penn and an affiliate of Novartis pursuant to which Juno granted to Novartis a non-exclusive, royalty-bearing sublicense under certain patent rights, including the ‘645 Patent, to develop, make and commercialize licensed products and licensed services for all therapeutic, diagnostic, preventative and palliative uses. This sublicense is not sublicensable without Juno’s prior written consent, although Novartis may authorize third parties to act on its behalf with respect to the manufacture, development or commercialization of Novartis’ licensed products and licensed services. The Penn/Novartis Sublicense Agreement will become effective upon the filing of the motion to dismiss the litigation. Pursuant to the Penn/Novartis Sublicense Agreement, Novartis is obligated to pay Juno $12.25 million upon the effectiveness of such agreement, which amount will first be applied to cover St. Jude’s and Juno’s litigation expenses, with the remainder to be divided between Juno and St. Jude at a fixed ratio. In addition, Novartis is also required to pay mid-single digit royalties on the U.S. net sales of products and services related to the disputed contract and patent claims (the “Royalty Payments”), a low double digit percentage of the royalties Novartis pays to Penn for global net sales of those products (the “Penn Royalty Payments”), and milestone payments upon the achievement of specified clinical, regulatory and commercialization milestones for licensed products (the “Milestone Payments”). If Juno achieves any of the milestones prior to Novartis, the related Milestone Payment will be reduced by 50%. In addition, if Juno achieves any milestone after Novartis, Juno will reimburse Novartis 50% of any Milestone Payment previously paid by Novartis to Juno in respect of such milestone. These milestones largely overlap with the milestones for which Juno may owe a payment to St. Jude under the St. Jude License Agreement and the Milestone Payments would in effect serve to partially offset Juno’s obligations to St. Jude with respect to such milestones.

The term of the Penn/Novartis Sublicense Agreement will expire when there are no remaining payment obligations due under the agreement. The Penn/Novartis Sublicense Agreement may be terminated by either party in the event of the other party’s bankruptcy or insolvency or upon the occurrence of certain specified breaches, or upon advance written notice in the event of the other party’s uncured material breach. Novartis may terminate the Penn/Novartis Sublicense Agreement at will upon advance written notice to Juno.

In connection with such settlement, Juno also amended the St. Jude License Agreement to provide the terms by which the Penn/Novartis Sublicense Agreement would be treated under the St. Jude License Agreement. The net effect of the Penn/Novartis Sublicense Agreement and amendment to the St. Jude License Agreement is that (1) Juno will pass through a percentage the Royalty Payments to St. Jude, and (2) Juno will pass through a portion of the Penn Royalty Payments and Milestone Payments to St. Jude.

The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the Penn/Novartis Sublicense Agreement and the amendment to the St. Jude License Agreement, redacted versions of which will be filed as exhibits to Juno’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNO THERAPEUTICS, INC.

Date: April 6, 2015	By:	/s/ Bernard J. Cassidy
	Name:	Bernard J. Cassidy
	Title:	General Counsel